Exhibit 99.1

Final Transcript

CHART INDUSTRIES, INC: Q2 2011 Conference Call

July 27, 2011/10:30 a.m. EDT

SPEAKERS

Michael Biehl - Executive Vice President, CFO, Treasurer

Sam Thomas - Chairman, President, CEO

ANALYSTS

James West - Barclays Capital

Jeff Spittel - Madison Williams

Rob Brown - Craig-Hallum

Daniel Garofalo - Piper Jaffray

Eric Stine - Northland Capital Markets

Greg McKinley - Dougherty & Company

PRESENTATION

Coordinator	Good morning and welcome to the Chart Industries, Inc. 2011 Second Quarter Conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the

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conclusion of the call until August 11th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause the actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

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M. Biehl	Thank you, Maureen. Good morning, everyone. I would like to thank you all for joining us today. I’ll begin by giving you a brief overview of our second quarter results. Then Sam Thomas, our Chairman, President and CEO, will comment on current market and order trends we see in each of our business segments. I’ll then finish-up by commenting on our updated outlook for 2011.

We reported second quarter net income of $10.6 million, or $0.35 per diluted share. This compares to second quarter 2010 net income of $2.4 million, or $0.08 per diluted share. However, second quarter included restructuring costs of $2.8 million, or $0.06 per diluted share, largely associated with the shutdown of the Plainfield, Indiana facility that was acquired from Covidien. We’ve been winding down production over the last year while the new BioMedical facility in Canton, Georgia was being constructed. During the quarter, the Plainfield facility was shut down and the new facility started up.

Earnings per share for the second quarter of 2011 would have been $0.41 per diluted share excluding the $0.06 per share of restructuring costs, which were also higher based on weighted average shares outstanding. The second quarter of 2010 also included restructuring costs of $2.6

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million, or $0.07 per diluted share, of acquisition related costs associated with the Covidien acquisition.

Sales for the quarter were $200.7 million and represented an increase of 44% compared to net sales of $139.1 million a year ago. This represents a quarterly sales record for Chart, even though we were still ramping up production with our new BioMedical facility, which delayed some shipments in the quarter. This was a timing issue, which we expect to make up in the second half as evidenced by our revised 2011 sales and earnings guidance.

Our gross profit for the quarter was $62.3 million, or 31% of sales compared to $37.5 million, or 27% of sales, a year ago. We continue to see margin improvement given the strength in order levels and capacity utilization in our Energy & Chemicals (or E&C) and Distribution & Storage (or D&S) businesses.

With respect to the E&C business, sales increased 57% to $49.1 million in the second quarter due to improved volume in brazed aluminum heat exchangers and systems. With the strength in order trends, we are seeing improved pricing opportunities as well. Improved volume and pricing

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contributed to the margin improvement as we continue to see sequential quarterly margin improvement in this business.

In D&S, sales increased 49% to $101.7 million in the second quarter due to improved volume in most product lines, particularly mobile equipment and LNG trailers, as well as the Cryotech acquisition completed in the third quarter of 2010. Cryotech accounted for approximately $4 million of the increase in D&S sales during the second quarter of 2011. Gross profit was higher with the improved volume and capacity utilization, but this was partially offset by higher material costs. Margins were down somewhat relative to first quarter 2011 due to the higher material costs and lower margins on some LNG opportunities in China. The LNG opportunity in China is at the beginning stages of an emerging market cycle where it is presently a very competitive market.

In our BioMedical business, sales improved 26% to $49.9 million in the second quarter primarily due to the fourth quarter 2010 SeQual acquisition, which accounted for approximately $10 million of the increase. Margins improved due to additional volume and lower restructuring costs in the quarter. The lower restructuring costs in the second quarter of 2011 accounted for about 2% of the margin

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improvement quarter over quarter. Restructuring costs reduced margins by 2.2% in the second quarter of 2011 and 4.3% in the same period for 2010. So, our margins would have been over 40% in each quarter absent the impact of restructuring. Relative to first quarter 2011, margins were down due to start up of the new Canton, Georgia BioMedical facility during May and final shutdown of the Plainfield, Indiana facility.

SG&A expenses for the quarter were $36.3 million, up $10.8 million from the same quarter a year ago. The increase was largely due to the SeQual and Cryotech acquisitions as well as employee-related costs associated with improved business conditions as we target additional market opportunities, particularly in LNG and natural gas processing markets. SG&A as a percent of sales was 18.1% compared to 18.3% in the prior year quarter.

Income tax expense was $5.5 million for the second quarter and represented an effective tax rate of 33.2% compared with $800,000 or an effective tax rate of 25% in the prior year quarter. The current quarter effective tax rate came in higher than expected, about $0.02 per share higher, due to an increase in domestic earnings, which are taxed at a higher rate than our foreign earnings. However, we currently expect our

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annual effective tax rate to be lower than the second quarter rate. In addition, the prior year quarter included a permanent tax difference on the bargain purchase gain recognized on the Japanese assets associated with the Covidien acquisition, which reduced the ETR last year.

I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you Michael, and good morning everyone. First, overall, second quarter orders of $288.2 million were just below our record first quarter orders of $288.8 million. In the first half of 2011, we booked $577 million in orders, which was a record. The first half of 2011 included two significant project awards in E&C, together totaling approximately $140 million, including an NRU for a gas project in Qatar in the first quarter and a base load LNG project in Eastern Australia in the second quarter that was announced today.

Quoting activity remains robust driven by LNG infrastructure build out and increased use of natural gas globally. D&S had record orders in the second quarter of $121.7 million, led by strong orders in Asia for both LNG infrastructure and industrial gas applications. Geographically Asia and North America are leading, but Europe and South America both made

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sequential improvement. BioMedical also had record orders in the quarter, but this was due to recent acquisitions.

The strength in orders is leading us to launch expansion plans at both our China and Louisiana facilities. It represents about $12 million in capital expenditures over the next year and a half. Expansion at our E&C New Iberia, Louisiana facility will increase our fabrication capabilities to address current projects in E&C backlog as well as high potential pipeline projects. We expect this to be completed in second quarter 2012.

Expansion at our Distribution & Storage Changzhou, China facility will address the significant growth in LNG project opportunities for D&S in China. This will be completed in two phases. The first phase includes equipment purchases and additional leased space and should be completed by the fourth quarter of this year. Phase two includes a new building and equipment and should be completed in the fourth quarter of 2012.

During the quarter we continued to invest in attractive growth opportunities. We completed the CFIC acquisition in April. CFIC develops and manufactures thermo acoustic technology products for cryogenic, heat transfer and related applications. It will permit us to

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deploy this technology to enhance BioMedical’s global product portfolio. While it won’t have a significant impact on revenues initially, we expect several new products utilizing the technology in the 2012-2013 timeframe.

We just announced last night the signing of an agreement to acquire GOFA, located in Goch Germany. We agreed to pay 27 million euros, subject to a customary working capital adjustment. We expect this acquisition to be accretive in 2011. GOFA designs, manufactures, sells, and services cryogenic and non-cryogenic mobile equipment. They have nearly a 50-year history of providing high quality products and a strong reputation in the market place.

In addition to continuing to grow GOFA’s business in Europe, we plan to leverage their portfolio of mobile equipment to improve our cryogenic distribution solutions worldwide, particularly the significant global demand for LNG mobile equipment. We expect to close the transaction during the third quarter. GOFA will operate as part of our D&S business. Now, to cover each of the business segments.

For Energy and Chemicals, today we announced the project award for a base load LNG project in Eastern Australia, which is included in our

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second quarter order numbers. The contract award represents a single train providing 4.5 million tons per annum of LNG. Order value is in the mid-$40 million range. Our facilities in Texas and Wisconsin will be involved in equipment design and manufacture, with cold box fabrication and assembly taking place in E&C’s Louisiana facility.

Current order is for one train with a customer option for a second 4.5 million ton per annum train likely later this year or early 2012, which we would expect to be in the $40 million range as well. In addition to the large LNG order, orders for brazed aluminum heat exchangers and air cooled heat exchangers were very strong during the quarter.

In addition to natural gas processing projects, we continue to see order increases for industrial gas brazed aluminum heat exchangers for air separation plants particularly for China and Southeast Asia. The growth in natural gas processing projects has been primarily driven by development of unconventional, liquid-rich shale gas fields in the U.S. and demand for natural gas liquids for use as petrochemical feedstock. Drilling activity in liquid-rich shale gas fields and increased compression horsepower has driven demand for our air cooled heat exchangers. The availability of natural gas liquids, particularly ethane from shale production, is driving

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ethylene and propylene petrochemical investments in North America. We’re seeing both orders and significant quotation activity in that area.

Success in shale gas activity here in the U.S. has spurred interest in other geographic regions, particularly South America and China, which should provide additional order opportunities going forward.

In Distribution & Storage, we had record orders during the second quarter driven by industrial gas and LNG opportunities. The investments we’ve made to target additional growth opportunities are clearly starting to have an impact. We’ll continue to develop new products and applications to grow the business and are very optimistic about our prospects moving forward.

We see promising LNG Distribution and Storage equipment orders, particularly in mobile equipment and LNG trailers. We’ve grown sales in LNG equipment in China and North America, which is the reason we’re expanding production capacity to further penetrate the opportunity. The GOFA acquisition allows us to expand our product portfolio into the European mobile segment for cryogenic equipment. With the addition of

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this mobile product, a complete LNG virtual pipeline can be offered regionally.

China has been aggressively investing in LNG infrastructure including transport and storage equipment, import terminals, fueling stations, and LNG fueled trucks, ships and off-road equipment. We are excited about the potential opportunities here in the U.S. as well, especially with the recent announcement from Chesapeake Energy to invest over $150 million to accelerate installation of LNG infrastructure for heavy-duty trucks along interstate highways. It should help jump start the LNG fuel station build out here in the U.S.

With respect to BioMedical, our recent strategic acquisitions continue to drive performance. We’ve now completed the consolidation of our liquid oxygen therapy business at the new Canton, Georgia BioMedical facility. That facility was completed during the quarter and all liquid oxygen respiratory production is now handled out of that facility. As Michael pointed out, the transition impacted second quarter shipments somewhat, but we fully expect to make that up over the balance of the year. We also shut down production at the Plainfield, Indiana facility that was included in our 2009 Covidien acquisition. The vast majority of restructuring

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charges are behind us for the Covidien acquisition, with some trailing costs expected as we transfer the leased facility back to its owner by the end of the year.

We continue to integrate SeQual, which was acquired in late December. As you recall, SeQual designs and sells portable and stationary oxygen concentrators. We’ve completed back office integration and engineering group reorganization. We anticipate further improvements to our oxygen concentrator cost position by utilizing one of our manufacturing facilities in China. SeQual had utilized an Asian contract manufacturer for key components with various local component suppliers. That’s created some delays in our supply chain but we expect to remedy that as we bring production in house over the next several quarters.

Michael will now provide you with our updated outlook for 2011.

M. Biehl	Thanks, Sam. We continue to see a wide range of opportunities with order trends improving and our backlog growing substantially. Based on year-to-date results, current strong order backlog, and the GOFA acquisition, we are raising our previously announced sales and earnings guidance.

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Sales for 2011 are now expected to be in the range of $780 to $820 million, compared to previous guidance of $740 to $780 million. Full year earnings per share for 2011 are now expected to be in the range of $1.75 to $1.95 per diluted share, compared with prior guidance of $1.65 to $1.85 per diluted share, based on higher outstanding weighted average shares of approximately 30.0 million. Although the current quarter’s effective tax rate was higher, we expect the second half rate to be lower with a full year effective tax rate closer to the 30% to 32% range.

Included in our 2011 earnings guidance are approximately $0.15 per diluted share for anticipated restructuring charges for the recently completed SeQual acquisition and shutdown of the Plainfield, Indiana facility. Excluding these charges, we would expect 2011 earnings to be in a range of $1.90 to $2.10 per diluted share.

I’d now like to open up for questions. Maureen, please provide instructions to the participants to be able to ask questions.

Coordinator	Thank you. (Operator’s instructions) Your first question is from James West, Barclays Capital. Please go ahead.

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J. West	Good morning, Sam. Good morning Michael.

M. Biehl	Good morning, James.

S. Thomas	Good morning.

J. West	The capacity expansion that you announced this morning in Louisiana and in China, how significant is that in terms of, I guess, perhaps just volumes you can push through your facilities or roofline or revenue, however you guys think about it? What’s the size of those expansion programs?

S. Thomas	In Louisiana, it increases our under roof fabrication capacity by roughly 30%. In respect of the China operation, it’s for a new mobile equipment factory, which increases the Changzhou facility footprint by, again, roughly I would guess 35%. In terms of the China facility, there’s a significant level of automation though it probably provides roughly a 50% increase in output capacity.

J. West	Okay, that’s very helpful. Sam, in terms of pricing right now on new orders as they’re coming into the backlog, could you give us a sense of where pricing is relative to the prior peak back in 2008? It seems like we

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had a big or at least a good move off the bottom here for margins. How far are we from kind of peak margins or peak pricing levels for new projects?

S. Thomas	I’d say we’re still relatively early in the cycle. Pricing, industry capacity, utilization across all of our businesses, but particularly Distribution & Storage and Energy & Chemicals, is clearly filling up and getting to the point where across the complete competitive piece we’re seeing lead times going out slightly and pricing firming up. So, I would say if you look at the past cycle which peaked at the end or mid-2008, we’re at sort of the 2005-2006 time period.

A difference, however, is that you don’t have the same level of commodity pricing, metal pricing pressure that you had at that point, which helps in raising prices, but not necessarily margins.

J. West	Okay, fair enough. Sam, has your strategy this cycle been different than the last cycle? I know last cycle, I feel you guys were, I don’t know if aggressive is the right word, but you took a lot of orders kind of earlier in the cycle that were lower priced whereas this time it looks to me like you’ve waited somewhat to let you competitors fill up so that you don’t

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get stuck with some kind of lower margin backlog. Is that a fair assessment?

S. Thomas	I’d like to think that we’ve gotten smarter over time.

J. West	Okay. Okay, fair enough. Thanks, guys.

Coordinator	Your next question is from Jeff Spittel, Madison Williams. Please go ahead.

J. Spittel	Thanks. Good morning, Sam and Michael.

M. Biehl	Good morning, Jeff.

J. Spittel	I guess to follow-up on the roadmap for Energy & Chemicals margins, it sounds like, given the relatively skinny order run rates early in 2010 in particular, is it fair to say that some of the more modestly priced stuff is probably going to run its course in terms of coming out of the backlog by the end of this year? If so, I guess would the primary driver of margins start to become pricing and stuff rolling out that’s a little higher priced, or is that more of a 2012 event?

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S. Thomas	There’s always a mix. There clearly is backlog that was booked at competitive margins. We are operating in some new growth segments where everyone’s trying to establish themselves, but basically you shouldn’t expect to see a rapid run up in our gross margins, but I would expect them to hold or see sequential improvement.

J. Spittel	Okay. Thinking about the shale play opportunity and it sounds like it’s starting to gestate not only in upstream but spreading potentially to a derivative opportunity downstream and midstream for you, assuming nothing goes haywire in the macro environment, can you give us a sense of how big do you think this business could be over the course of the next year or two? Are we talking about something that could be as substantial as $100 million a year?

S. Thomas	Yes. What we’re seeing is that the existing players who are customers in the gas processing environment are clearly seeing longer lead time and they’re doing exploratory quotations for increasing their output meaningfully.

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On the petrochemical side, it’s fascinating to see that there’s a shift of looking to upgrade existing plants to be able to run 100% on ethane as opposed to naptha feeds. We’re seeing some new ethylene furnace or ethylene processing facilities going into existing sites, as well as discussion of some greenfield sites. Similarly, and we’re talking about perhaps five or six instances in North America.

On the propane dehydrogenation for propylene, again, it’s been slightly later, but there’s at least three or four projects that are being discussed.

J. Spittel	More good news. Well, thanks, guys and another great quarter. Congratulations.

S. Thomas	Thank you.

Coordinator	The next question is from Rob Brown, Craig-Hallum. Please go ahead.

R. Brown	Good morning. The first question is on your D&S margins, you talked about some material price pressure in China mix. Do you see that margin stabilizing and growing from here, or will that material price still be a headwind going into next year?

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S. Thomas	Generally, we’re able to adjust our pricing to maintain our margins due to pricing over the midterm. Significant shifts cause problems, but I would expect to be able to maintain our margin. We do have a fundamental shift in our geographic mix occurring and the fastest growth is in areas where traditionally we’ve had lower margins.

So, absent that, I would be saying you should look towards sequential margin improvement. But because of that, I would say that we would expect margins to stay about where they are.

R. Brown	Okay, good. Then shifting to the Chesapeake announcement and rolling out stations with Clean Energy, could you give us a sense of how much potential opportunity may be on a per station basis or that piece of business itself, how much revenue that could drive for you?

S. Thomas	Yes. The Chesapeake investment with Clean Energy anticipates building roughly 150 stations for a million dollars per station. This is to put an LNG fueling infrastructure and dispenser on an existing truck stop or gasoline or diesel facility. Of that, the Chart opportunity is in the quarter million dollars to half a million dollar range depending on who the

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provider is. The anticipation that Chesapeake had covered is that $150 million is the seed to try and hit roughly 1,000 facilities in the U.S., which would enable us to serve roughly 5% of the diesel fuel demand in heavy duty trucking of the total U.S. market.

R. Brown	Okay, good. Thank you.

Coordinator	The next question is from Daniel Garofalo, Piper Jaffray. Please go ahead.

D. Garofalo	Good morning, Sam/Michael. It’s Dan on for Tom this morning. I just wanted to get a feel for the cadence of the back half of the year as it relates to D&S revenue. Going back to maybe some more normalized annual patterns, it would seem 3Q is typically flat sequentially with some seasonality creeping in during 4Q. I’m just wondering; excluding the effect of GOFA, is that kind of how you guys are looking at it?

M. Biehl	Yes, I think this year with the resurgence of the market in the industrial gas area they’re going to be comparable to second quarter if not slightly higher as we move forward. There is some seasonality in the fourth

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quarter, but we think that’s going to be offset by the continued growth over this year.

D. Garofalo	Gotcha. Just with regard to the deal I’m just wondering if you can give us sense for where the business as it stands now falls in relation to the gross margins in D&S, the current ones.

S. Thomas	The GOFA business?

D. Garofalo	Yes, correct.

M. Biehl	GOFA would be comparable in terms of margins compared to D&S, maybe slightly higher in terms of where we’d expect them to be and either comparable or higher in terms of EBITDA generation compared to sales.

D. Garofalo	Okay. Then just one final follow-up; as far as the Australia project, and maybe you offered this and I missed it, but do you have any guidance as far as where you see that hitting in terms of which quarters going forward?

M. Biehl	We’ll see a little bit of it in the fourth quarter in terms of engineering, but the majority of it will be in ’12-’13. It’ll take 18 months to two years to

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build out, but we’ll see a little impact of it in the fourth quarter I would expect.

D. Garofalo	Okay, very good. Thanks for taking the questions.

M. Biehl	All right, thanks.

Coordinator	The next question is from Eric Stine, Northland Capital Markets. Please go ahead.

E. Stine	Hello, Sam. Hello, Michael. Congrats on the quarter.

M. Biehl	Hello, Eric.

S. Thomas	Thank you.

E. Stine	I was just wondering; any indication on how orders have been to this point in the third quarter and then just your thoughts on how we should view the third and fourth quarter order levels relative to the second quarter. I realize that’s excluding the APLNG order.

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M. Biehl	Okay, don’t have a lot of visibility. I think in terms of the orders in July, we’re continuing to see similar patterns to what we saw over the first half, continuing to be fairly strong. But, in terms of orders going forward over the second half of the year, certainly you have to extract out the two large projects where we added almost $140 million of orders during that period. Excluding those projects, we would expect to be sort in the $200 million range per quarter with a little bit of drop off in the fourth quarter, which is pretty typical.

E. Stine	Okay, that’s helpful. Then just on margins, just to clarify; so, BioMedical, it sounds like that due to the closure of the one facility and the startup of Canton that that did impact margins. Should we still think about 40%-plus on the gross margin line?

M. Biehl	Yes, I mean for BioMed, clearly for the year they’ll average in the low 40% range, excluding the restructuring costs.

E. Stine	Right, right, okay and then last one for me. If you could provide an update on kind of what you’re seeing on the large scale projects out there as far as potential time line, whether it’s Wheatstone or Ichthys or anything else.

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S. Thomas	Unchanged. The forecast for China demand and Japanese need for LNG is very strong and unabated. I think the timing is dependent on the negotiations for these large base load supply contracts as to who blinks first because there’s certainly an element that the sellers believe that they have a very strong hand because the buyers, particularly Japan, have a significant need. So, that’s the toughest item to call. The underlying growth forecast points strongly towards the contracts going forward and these projects going forward.

E. Stine	Okay, thank you very much.

Coordinator	The next question is from Greg McKinley from Dougherty. Please go ahead.

G. McKinley	Yes, thank you. Sam, you talked about your acquisition bringing in some capability for portable or mobile equipment. Can you help me understand a little more specifically what that means?

S. Thomas	Sure. GOFA has been a manufacturer of cryogenic transport road tankers if you will that has some very elegant design, well weight optimized, but also very rugged. They also have the capabilities to customize or put

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features on those trailers to meet specific customer needs. Both of those were capabilities that we think there’s a significant market for globally. As we start to build out this LNG infrastructure, we’re continually working with customers of slight variations on the equipment that optimizes it for their applications. We’re not yet at fully standard design. So, the GOFA DNA, if you will, and capabilities play very well to that need in this expanding market.

G. McKinley	Okay. In terms of operating expenses, it sounded like—you talked about a timing difference in BioMedical due to the closure of a facility and the startup of a new one. D&S investment levels in operating expenses also looked higher. Is that capacity expansion related, or variable costs from higher volume, or how would you characterize that?

S. Thomas	There are two items. There’s increased compensation costs from improving volume and improving results. But more importantly, we are consciously investing because we’re very bullish on the macroeconomic environment and the opportunity to grow new markets, which we think is taking off and is very positive related to all of the natural gas infrastructure and LNG infrastructure. So, we’ve made the conscious

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decision to invest in people, marketing capability, sales capability and engineering capability to meet those needs.

G. McKinley	Okay. From an acquisition standpoint, would you say the company is still seeing attractive opportunities in the market? Obviously, you’ve been active of late, but are there more opportunities that you’re seeing and what parts of your business might we expect those to be in?

S. Thomas	We have increased our efforts here as we’ve talked about in previous calls. We are seeing attractive opportunities. We are also being very selective in terms of where those opportunities are. Each of our business segments has a number of identified areas that they’re very interested in, as well as potential acquisitions.

G. McKinley	Okay. Then maybe just two quick bookkeeping things; Michael, what do you expect your cap ex to end up being this year with some of the capacity build out? Did all of that $1.6 million of restructuring flow through gross margin for BioMed? Thank you.

M. Biehl	Not all of it flowed through gross margin. There’s some of it in SG&A, but the majority of it is in costs of sale. In terms of cap ex for the year, we

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would expect to sort of be in that $22 million to $27 million range with the expansion project that we spoke of, some of which will fall in the second half of the year.

G. McKinley	Great, thank you.

M. Biehl	You’re welcome.

Coordinator	(Operator’s instructions) The next question is from Scott Blumenthal, Emerald Advisors. Please go ahead.

S. Blumenthal	Good morning.

S. Thomas	Good morning, Scott.

S. Blumenthal	Sam, you have a lot going on - multiple acquisitions, bringing Canton up, shutting down Plainfield, so on and so forth, expansions in Louisiana and China. Can you talk about at least with regard to some of your acquisitions - SeQual, CFIC, now GOFA, Cryotech - if you’re done with integration or what degree/percentage you are integrated with all of those things? Can you talk about just management bandwidth at this time?

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July 27, 2011/10:30 a.m. EDT

S. Thomas	Sure. Well, GOFA hasn’t closed yet, so that integration isn’t complete. All of the others I would say have transitioned from being integration efforts to being continuous improvement efforts. So, they’re getting the same level of attention as all of our businesses. For most of our operating guys, every day is a new integration or a continuous improvement opportunity and I try to remind them if they don’t think that way.

In terms of management bandwidth, I think we’re well positioned. We’ve got a very capable experienced management team and each of our acquisitions has brought very capable new players into the mix. So, we feel pretty comfortable that we’re not overextended and can continue to improve all of our operations on an ongoing basis.

S. Blumenthal	Okay, thank you for that. With regard to the materials, you mentioned that it’s looking a little bit like ’05-’06 except without the materials pressure, but you did mention some higher material costs offset some of your results in D&S. Can you talk about which materials those are and whether the costs are costs in acquiring them or the cost material themselves or if it’s a supplier issue?

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

S. Thomas	We went through a dramatic rebound from the early 2010 pricing levels for carbon steel in particular where carbon steel prices fell dramatically low and the competitive marketplace saw that our customers got the benefit of that price drop. But then, they rebounded very quickly in late 2010-2011 back to more historic price levels for carbon steel. That was the prime culprit in creating some margin pressure for us, but there also has been volatility in stainless pricing which seems to be muted at this point.

S. Blumenthal	Okay. So, really what happened with D&S for this quarter was that you were just pulling through some higher cost inventory that you had purchased some time earlier this year/late last year.

S. Thomas	Yes and also delivering backlog that had been priced reflecting those lower carbon steel prices.

S. Blumenthal	Okay. Okay, great. Thanks for that. Michael, can you talk about at least in E&C, you mentioned that volume and pricing provided the improvement there. Can you give us an idea as to how much was volume and how much was price?

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

M. Biehl	No, we really don’t have that split available right now. Most of it right now is volume because we’re still pulling through as we spoke to some of the lower margin business and backlog. But as we go further into the year and into next year, pricing will become more of a factor because that backlog, what is going in to it is now going in at a higher margin.

S. Blumenthal	Okay. That sounds good. Since we are on the topic of backlog, can you give us an idea as to what time frame you think you may be able to deliver on this $450 something million backlog that you have now?

M. Biehl	Well, the two large projects, the roughly $140 million of the Qatar project in the first quarter and the Australia project in the second quarter which will play out over ’12 and ’13, most of it will flow through this year. Some of it will flow into first quarter/first half of next year in D&S because of some of the projects that we have, rail cars and things like that that we have in the backlog.

S. Blumenthal	Okay. I guess my last one is—oh, okay. You just answered it. Well, thank you. Great.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

Coordinator	The next question is from Matthew Christy, Standard & Poor’s. Please go ahead.

M. Christy	Good morning, guys. How are you doing?

S. Thomas	Good morning.

M. Biehl	Good morning.

M. Christy	A couple of quick questions; one, on the GOFA acquisition. How should we think about the projected sales? Is there any seasonality in those, or is it just kind of flat across all four quarters?

M. Biehl	It should be relatively flat.

M. Christy	It should be relatively flat, okay.

M. Biehl	I mean we expect their sales to grow over next year. So, from that standpoint we would continue to see an increase as we go forward, but there’s really not a lot of seasonality there.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

M. Christy	Okay and you were also talking about industry capacity utilization kind of firming up. Can you give us an indication of what your capacity utilization rates for your plants were in the quarter?

S. Thomas	In terms of capacity or labor capacity?

M. Christy	Both. I mean I would have thought given the sales and your incremental, at least in my model, it should have been a little bit stronger. I’m just kind of wondering if you’re seeing any capacity constraints given your order rates and your sales levels.

S. Thomas	Globally, we are hiring employees in virtually every facility we own. So, there is a limited capacity constraint, but those are typically issues we deal with within that 8 to 12 week time frame.

M. Christy	Okay.

S. Thomas	Physically, we’ve announced—in terms of physical plants, we’ve announced today capacity expansions at two of our facilities. I would say that we’re considering over the next quarter capacity additions at two to three additional facilities.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

M. Christy	Okay. Would you ever consider other acquisitions and some international regions to kind of increase your capacity levels?

S. Thomas	Yes.

M. Christy	Is there any particular region you’re looking at or more so over something else?

S. Thomas	China is a very strong market and a place that we’ve had success and continue to look at as being an attractive region or area. India has a growing market and is potentially a site for us to expand production. There aren’t many places I would exclude. If the use of our products is growing in that region then it’s quite often an attractive place for us to consider investment to increase capacity. We look very carefully as we increase capacity to making acquisitions to do that. Sometimes it’s very cost effective.

M. Christy	Okay. Well, most of my other questions have been answered, so thank you very much.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

S. Thomas	Thank you.

Coordinator	Having no further questions, this concludes our question and answer session. I would like to turn the conference back over to Sam Thomas for any closing remarks.

S. Thomas	Thank you, Maureen. This is an exciting time for Chart and we remain optimistic about our growth prospects. We expect natural gas to continue to increase its share of the global energy mix. We’ve seen that happen and pull through for us and be evidenced in stronger orders, but we also think we’re uniquely positioned to get very good growth opportunities out of that phenomenon. We have the right technology, engineering expertise, global presence, and reputation for quality and service to continue to take advantage of these opportunities.

Our balance sheet and liquidity position us well to continue to pursuing accretive growth opportunities, both organically and through acquisitions, and we believe we can add significant value to the company doing that. We remain bullish on the year and about our forward prospects and appreciate the interest of our investors. Thank you everyone for listening today. Goodbye.

CHART INDUSTRIES, INC.

Moderator: Sam Thomas/Michael Biehl

July 27, 2011/10:30 a.m. EDT

Coordinator	The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.